CODE OF ETHICS
January 1, 2016

Principal Management Corporation (“PMC”) (the “Adviser”) has adopted this Code of Ethics (the “Code”). The principal objectives of the Code are to provide policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Investment Advisers Act of 1940, and Rule 17j-1 of the Investment Company Act of 1940; and to prevent conflicts of interests or the appearance of such conflicts when officers, directors, supervised persons, employees and other persons of the Adviser own or engage in transactions involving securities.

Employees of the Adviser are also subject to the Principal Financial Group® Global Code of Business Conduct and Ethics which can be found on the Inside The Principal® intranet site, on the Principal Global Investors (“PGI”) Compliance site. Employees are reminded that they are also subject to other policies including policies on insider trading, the handling of all internally distributed proprietary and confidential information, and information barriers, among others.

The Chief Compliance Officer of the Adviser has responsibility for this Code. However, all employees, including staff that are in supervisory or management roles, are responsible for the implementation of this Code on a day-to-day basis.

If you have questions regarding the interpretation of this Code, or have identified any potential issues or breaches of the Code, you should contact one of the Compliance contacts listed on the last page of the policy.

VI.	U.S. Political Contributions		15
	A.	Pre-clearance Approval and Certification Requirements	15
		1. Pre-clearance	15
		a. How to Pre-clear	16
		b. Review of Pre-clearance	16
		2. Certification of Acknowledgement	16
	B.	Political Action Committee (PAC)	17

VII.	Business Gifts and Entertainment		17
	A.	Supplemental Policy Concerning Business Gifts and Entertainment	17
		1. Definitions	17
		2. Receipt of Gifts or Entertainment by Fund Advisory Personnel	17
		3. Receipt of Gifts or Entertainment by Non-Fund Advisory Personnel	18
	B.	Compliance with the Policy	18
	C.	Reporting and Pre-Approval Procedures	18
	D.	Exceptions	19

VIII.	Bribery and Corruption Policy		14

IX.	Reporting Requirements		14
	A.	Initial and Annual Certification of Compliance	14
	B.	Initial Holdings and Broker Account Reporting	15
	C.	Quarterly Transaction Reporting	15
	D.	Annual Holdings and Broker Account Reporting	15

X.	Administration and Sanctions		16

Compliance Contacts			17

Appendix A Outside Business Activities and Service as a Director or Board Member Policy			23
Appendix B U.S. Political Contribution Policy			26
Appendix C Insider Trading Policy and Procedures			30

I.    DEFINITIONS

A.
Access Person: means any officer, director, employee or other person of the Adviser (including any of the Adviser’s supervised persons) who has access to nonpublic information regarding any clients’ purchase or sale of securities; has access to nonpublic information regarding the portfolio holdings of any advisory client; is involved in making securities recommendations to clients; or has access to such recommendations that are nonpublic. Positions held by consultants, contractors, temporary employees, interns, and Legal staff supporting the Adviser are deemed an Access Person unless otherwise evaluated by the Compliance Department not to have access or potential access to nonpublic information, as described above. All Employees of the Adviser are deemed to be “Access Persons” under this Code.

B.	Adviser: means Principal Management Corporation (“PMC”).

C.
Beneficial Ownership: will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 when determining whether a person is a beneficial owner of a security. For example, the term “Beneficial Ownership” encompasses: securities in the person’s own account(s); securities owned by members of the person’s immediate family sharing the same household; a person’s proportionate interest in the portfolio of securities held by a partnership, trust, corporation or other arrangements; and securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not). See Covered Accounts.

D.
Covered Accounts: includes any account that an Access Person owns, or acquires, with any direct or indirect beneficial ownership in a security held in the account. Generally, an Access Person is regarded as having a beneficial ownership of securities held in an account in the name of:

(1)	the individual;

(2)	a spouse, minor child, immediate family member or dependent of the Access Person sharing the same household;

(3)	a relative sharing the same household; or

(4)	another person:

(i)	if the Access Person obtains benefits substantially equivalent to ownership of the securities; or

(ii)	can have investment discretion or otherwise exercise control.

E.	Covered Associate: includes executive officers and employees who solicit government entities for the Adviser, along with those who directly or indirectly supervise such employees.

F.
Covered Securities: includes all securities, any option to purchase or sell, and any securities convertible into or exchangeable for such securities. For example, covered securities include but are not limited to individual securities, closed-end mutual funds, exchange-traded funds (“ETFs”) and unit investment trusts (“UITs”). Certain securities are exempted from this definition. See the Exempted Securities section for a list of exempted securities.

G.	Employee: is deemed an Access Person.

H.
Federal Securities Laws: means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, (and all rules adopted under those Acts) the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, and all rules adopted under any of these statutes by the Securities and Exchange Commission or the Department of the Treasury.

I.	Investment Club: means a group of individuals who combine their funds for the purpose of making investments and advancing their investment education.

J.
Investment Personnel: means the Adviser’s Portfolio Managers, Traders, Charles River Trade Support staff, Compliance Department staff, any individual with authorization to send/direct a trade; or any individual at the discretion of the Chief Compliance Officer of the Adviser.

K.
Loans: are defined as either secured or unsecured arrangements (documented or undocumented) where an individual or entity finances a sum of money that must be repaid (with or without interest) at some point in the future. For purposes of the Code, loans to family members are excluded from this definition.

L.	Master Security List: includes (1) the names of all securities that the Adviser is currently buying or selling, and (2) all securities currently held in client accounts.

M.	Portfolio Managers: means individuals entrusted with the direct responsibility and authority to make investment decisions for or affecting the accounts of the Adviser’s clients.

N.
Private Investments: Generally, private investments involve the sale of securities to a relatively small number of qualified investors in a private transaction, rather than through an exchange or over the counter market. Private investments may not have to be registered with the U.S. Securities and Exchange Commission (“SEC”) and in many cases detailed financial information is not disclosed. Examples include, but are not limited to, hedge funds, limited partnerships, and private equity transactions.

O.
Reportable Fund: means (i) any fund for which the Adviser serves as an investment adviser as defined by the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is in common control with the Adviser.

P.
Reportable Security: has the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, except for securities explicitly exempted by the Code. See the Exempted Securities section for a list of these securities.

Q.
Security: has the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, including, but not limited to, fixed income securities, equity securities, securities based on indices, exchange-traded funds (“ETFs”), unit investment trusts (“UITs”), options, and limited or private placement offerings of securities, and other derivative instruments. Derivative instruments would include commodity, credit, currency, equity, interest rate, and volatility.

R.
Supervised Person: is any officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

II.	GENERAL PRINCIPLES

A.	Statement of Purpose and General Principles

The Adviser has adopted this Code of Ethics (the “Code”). The principal purposes of this Code are to:

Provide policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940; and

Prevent conflicts of interests or the appearance of such conflicts when officers, directors, supervised persons, employees and other persons of the Adviser own or engage in transactions involving securities.

Employees of the Adviser are also subject to the Principal Financial Group (PFG) Corporate Code of Business Conduct & Ethics and other PFG policies which can be found on the Inside The Principal® intranet, at the Principal Global Investors (“PGI”) Compliance Website.

B.	Standards of Business Conduct

The following standards of business conduct will govern personal investment activities and interpretation and administration of this Code:

•	The interests of advisory clients must be placed first at all times;

•	Access persons must act honestly and fairly and with due skill, care and diligence in the best interest of clients and the integrity of the market;

•	Access persons have an obligation to observe just and equitable principals of trading;

•
All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Access persons should not take advantage of their positions; and

•	Access persons must comply with applicable federal securities laws.

The Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of its specific provisions will not shield supervised and/or advisory personnel from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

C.	Promptly Reporting Violations of the Code

The Investment Advisers Act requires all supervised persons of an investment adviser “to report any violations of your code of ethics promptly to your chief compliance officer or other persons designated.” Accordingly if you commit a violation or become aware of a violation you must promptly report this violation to the Adviser’s Chief Compliance Officer (or his/her designees) listed at the end of the Code. The Compliance Department will promptly review any violations.

In addition, staff can also report violations through the PFG “Whistleblower” process found at:
http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm. Any information passed through the
Whistleblower process will remain confidential.

You can also call the Ethics Hotline (which is staffed 24/7) at 1-866-858-4433.

D.	Statutory Grounds for Disqualification from Employment

The Adviser mandates that no officer, director or employee of the Adviser may become or continue to remain an officer, director or employee without an exemptive order issued by the SEC if such director, officer or employee within the past ten years:

•
has been charged with, convicted of, or plead guilty or no contest to any felony or misdemeanor, or of a substantially equivalent crime by a foreign court, of competent jurisdiction involving the purchase or sale of any security, the taking of false oath, the making of a false report, bribery, perjury, burglary, or conspiracy to commit such offense, or has been convicted of any crime that is punishable by imprisonment for 1 or more years that is not described above;

•
has been charged with, convicted of, or plead guilty or no contest to any felony or misdemeanor, or of a substantially equivalent crime by a foreign court, involving the purchase or sale of any security; or arising out of their conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities dealer, transfer agent or entity or person require to register under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or

•
is or becomes permanently or temporarily enjoined by any court from (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the Chief Compliance Officer of the Adviser (or his/her designee).

III.	COVERED ACCOUNT REPORTING

A.	Accounts

Any account that an Access Person has, or acquires, any direct or indirect beneficial ownership in, a
Security held or has the capability to trade Securities is reportable.

Generally, an Access Person is regarded as having a beneficial ownership of Securities held in an account in the name of:

(1)	the individual;

(2)	a spouse, minor child, immediate family member or dependent of the Access Person sharing the same household;

(3)	a relative sharing the same household; or

(4)	another person:

(i)	if the Access Person obtains benefits substantially equivalent to ownership of the securities; or

(ii)	if the Access Person can have investment discretion or otherwise exercise control.

All Covered Accounts are required to be reported. The following information will need to be provided:
•the name of the broker, dealer, bank or firm where the Covered Account is held;
•the identifying account number;
•the owner’s name on the Covered Account; and
•the date it was established.

Entering an account into SunGard Personal Trading Assistant (“SunGard PTA”) will serve as consent to obtain the records of your Covered Account for monitoring as required by Rule 204A-1 under the Investment Advisers Act of 1940. After entering the account information in SunGard PTA, the Compliance Department will send a 407 Letter Request directing the broker, dealer, bank or firm to promptly furnish the Adviser’s Compliance Department duplicate copies of periodic statements and trade confirmations of all personal Securities transactions.

B.	New Accounts

All Access Persons must, within 2 business days of receiving a new account number, report the new Covered Account within the SunGard PTA system.

C.	Discretionary Managed Accounts

Access Persons must report all Covered Accounts over which the Access Person does not have any direct or indirect influence or control (i.e., management discretion has been assigned in writing to another party). Discretionary managed accounts must be reported to the Compliance Department through SunGard PTA. The Access Person must provide the Compliance Department with acceptable evidence that the investment adviser or other financial institution/individual acts as a discretionary adviser at the time the account is reported. The Access Person will be required to submit holding reports as directed by the Code. This requirement may be satisfied by providing a copy of an annual statement in lieu of reporting through the SunGard PTA system.

Discretionary managed accounts are exempt from the pre-clearance requirements, 30 day holding period, quarterly transaction reports and initial public offerings prohibition provisions of the Code.

IV.	PERSONAL SECURITIES TRANSACTIONS RULES

A.	Pre-clearance of Securities Transactions

All Access Persons must receive pre-clearance approval for all Reportable Security transactions from the Adviser’s Compliance Department prior to executing or entering into any transaction. Pre-clearance approval is valid for 2 business days (counted as the current day and the next business day).

If the trade is not executed or completed within 2 business days, a new pre-clearance request will need to be submitted on the third day for approval. This applies to all market and limit orders, good-til-cancelled orders, and stop-loss orders. A preclearance request that has been denied may not be executed.

Pre-clearance is not required for Exempted Securities or Exempted Transactions. Please refer to those sections of the Code for detailed information.

1.    Personal Trading Monitoring System

SunGard PTA is an intuitive browser-based application available on The Principal’s intranet that automates administration of the Code and monitoring of personal securities trading regulations and the Adviser’s’ Code. The functionality spans various areas of personal securities trading, including pre-trade authorization, post-trade reconciliation, and ensuring comprehensive documented compliance with personal securities requirements.

SunGard PTA is available via The Principal’s intranet site through the following secure options:

•	Company desktop via The Principal network

•	Company laptop via VPN

•	Notebook via VPN

•	Any PC via Citrix
-->    A RAMS request is needed to add this AD Group “WTS PGI SunPTA”

2.    How to Pre-clear a Trade

a.	On-line Pre-clearance: A pre-clearance request must be submitted online within SunGard PTA prior to executing a trade. Approval or denial will be provided by the system immediately.

•	Approval is valid for 2 business days. Approved trades must be executed within 2 business days, including the submitted date.

•	Denied trades must not be executed

b.	Alternative Methods of Pre-clearance: If an Access Person access to SunGard PTA available on The Principal intranet site via VPN or Citrix, they may call or email to obtain trade pre-clearance by:

•
The Compliance Department. Proxy, which is a person who has been permitted to act on behalf of another person. An Access Person can be designated a proxy for another Access Person and the Compliance Department can set up the proxy relationship upon request.

Access Persons must not execute the trade until they have received a confirmation from the Compliance Department that the pre-clearance request was approved. When seeking to pre-clear through alternative methods, Access Persons are required to provide the following information:

•	Broker account number,

•	Name of security,

•	Security ticker symbol or CUSIP,

•	Quantity, and

•	Buy or sell.

3.    Standard of Review for Pre-clearance of Trades

The Compliance Department has the authority and discretion to determine whether to approve or deny a pre-clearance of a request. Access Persons may be limited in the number of shares or principal amount of any Security listed on the Master Security List. They also may not be allowed to purchase or sell a Security at all.

B.	Restricted and Prohibited Transactions

The following restrictions and limitations (unless otherwise exempted) apply to personal Securities transactions for all Access Persons:

1.	No Access Person may execute a Security transaction of a Reportable Security without pre- clearance approval.

2.	No Access Person may acquire any Security in an initial public offering (“IPO”).

3.	No Access Person may sell short any Security.

4.	No Access Person may participate in Investment Clubs.

5.	Reportable Securities that are purchased must be held for 30 calendar days prior to selling for a profit.

The 30-calendar day holding period does not apply to sales at a loss. Sales at a loss are not able to re-establish (buy back) that position in the next 30 calendar days.

If sold at a profit before the 30 calendar day holding period, the transaction will be cited as a violation to the Code and any profits realized on the sale of the Reportable Security may be disgorged to a charitable organization designated by the Adviser.

6.	Reportable Securities sold may not be purchased back at a lower price until at least 30 calendar days from the sale trade date.

7.
No derivative such as options and futures on stocks, indexes, commodities, credit, currencies, interest rates and volatility may be purchased or written if the expiration date is less than 30- calendar days from the date of purchase (this does not apply to stock options that are part of a hedged position where the underlying stock is held).

No derivative position may be closed less than 30 calendar days from the date it is established.

8.
No Access Person may engage in financial spread betting and contracts of difference. These types of derivative contracts involve taking or placing a bet on the price movement of a security, index, currency, commodity or other financial product.

9.	An Access Person may not be allowed to purchase or sell a Security at all, at the discretion and guidance of the Chief Compliance Officer of the Adviser.

10.	No Access Person may engage in the business of loaning money to individuals or entities as an investment or business transaction. (This does not apply to personal loans to family.)

C.	Exempt Securities and Transactions

1.	Exempted Securities

The Securities listed below are exempt from the pre-clearance requirements and the initial, quarterly and annual reporting requirements and holding periods.

a.	Direct Obligations of the Government of the United States

b.	Banker’s acceptances

c.	Bank certificates of deposit
(Note: Brokered CDs offered by a financial intermediary are not exempt and are Reportable Securities that require pre-clearance.)

d.	Commercial paper

e.	High quality short-term debt instrument, including repurchase agreements

f.	Money market funds

g.	Open-end mutual funds that are not advised or sub-advised by the Adviser or an affiliate of the Adviser
(Note: Exchange-Traded Funds (ETFs) and Closed-end Mutual Funds are not exempt and are Reportable Securities that require pre-clearance. See Covered Security definition.)
(Exemption is applicable to funds used in 529 Plans which may be registered as municipal securities but only offer open-end mutual funds or securities designed to mirror the structure of open-end mutual funds as underlying investment options. Self- managed 529 Plans available in some states may be reportable depending on the investment product options.)

h.
Shares issued by unit investment trusts (“UIT”) that are invested exclusively in one or more open-end mutual funds, none of which are advised or sub-advised by the Adviser or an affiliate of the Adviser

(Note: UITs that are not invested exclusively in one or more open-end mutual funds are not exempt and are Reportable Securities that require pre-clearance. See Section I.E. Covered Security.)

2.	Exempted Transactions

The transactions listed below are exempt from the pre-clearance requirement only. All other initial, quarterly, annual reporting and holding period provisions of the Code apply.

a.	De minimis transactions of 50 or fewer shares and/or $500 of any Reportable Security in aggregate within a 30 calendar day period.

b.	Transactions in Reportable Funds, which are open-end mutual funds advised or sub- advised by the Adviser or an affiliate of the Adviser.

c.	Transactions in Proprietary funds (including Principal variable life and variable annuity contracts).

d.	Securities acquired through an employer-sponsored automatic payroll deduction plan. However, any sale transaction must be pre-cleared and reported.

e.
Reinvestment of dividends under a dividend reinvestment plan or in an automatic investment plan for the purchase of securities already owned and pre-cleared. However, any sale transaction must be pre-cleared and reported.

f.	Transactions effected by an issuer pro rata of a class of Securities already owned; such as stock splits, stock dividends or the exercise of rights, warrants or tender offers.

g.	Transactions which are non-volitional on the part of the Access Person.

h.	Transactions in an account over which the Access Person has no direct or indirect influence or control (e.g. assignment of management discretion in writing to another party.)

*These reportable open-end mutual funds are not subject to the 30 calendar day holding period restriction given the monitoring done by the fund company.

D.	Private Investments

Private investments of any kind may only be acquired or sold with prior approval of the Access Person’s supervisor and the Chief Compliance Officer (or his/her designee) of the Adviser. An Access Person wishing to request pre-approval of private investments must complete an electronic Private Investments Approval Request Form within the SunGard PTA system.

E.	Purchase and Sale of PFG Stock and Proprietary Funds

1.	PFG Stock

The restrictions imposed by Principal Financial Group and other designated persons in connection with transactions in PFG stock are in addition to this Code and must be observed to the extent applicable. Employees are responsible for understanding whether they are subject to the Corporate Policy and Rules on trading in PFG stock. Please refer to the following link to the corporate policy on the trading of PFG stock: http://inside.principal.com/gfr/brc/busprac/insidertradingstatement.shtm

Please note, pursuant to the PFG corporate insider trading policy, the following activities are prohibited by all Employees of the member Companies of the Principal Financial Group and family members sharing their households, with respect to Company securities:

•	Purchasing Company securities "on margin" (i.e., with the proceeds of a loan from a brokerage firm when the loan is secured by Company securities), except for the exercise of employee stock options.

•	Short sales (selling stock that is borrowed in anticipation of a drop in price).

•	Trading in put or call options.

Corporate HR Benefit Plans:
The following PFG Plans are considered Covered Accounts and will be monitored by the
Compliance Department. There is no action required by Access Persons to create these accounts within SunGard PTA The Compliance Department will receive information directly from HR Benefits for monitoring of these accounts:

•	Principal Financial Group Employee Stock Purchase Plan (ESPP)
-->    Newly distributed PFG shares are subject to the 30-calendar day holding period.

•	Principal Financial Group Excess Plan

•	Principal Financial Group 401(k) Plan

The following are not considered Covered Accounts and thus are not subject to reporting, pre- clearance or holding periods

•	Restricted Stock Units (RSU)

•	Stock Options Awards

•	Stock Options - Broad-based Options

•	Performance Share Awards

Please note, once vested/exercised, if you elect to receive PFG stock to be held within a Morgan Stanley Smith Barney (MSSB) retail account that is restricted to holding only PFG stock, this account and holding are exempt from reporting in SunGard PTA.

2.    Principal Proprietary Funds

Principal Proprietary Funds include Principal Funds and underlying investment sub-accounts within Principal Variable Life and Variable Annuity contracts and are required to be reported. Please contact the Compliance Department for assistance in finding and entering these Reportable Funds within the SunGard PTA system.

Holdings in Principal Proprietary Funds are subject to the initial and annual reporting requirements, and are exempt from pre-clearance and the 30 calendar day holding period given the monitoring done by the fund company.

F.	Specific Rules Applicable to Portfolio Managers and Investment Personnel

REMINDER: Investment Personnel is defined as the Adviser’s Portfolio Managers, Traders, Charles River Trade Support staff, identified Compliance Department staff and individuals with authorization to send/direct a trade. It also includes any individual identified at the discretion of the Chief Compliance Officer of the Adviser.

1.    Seven-Day Blackout Periods

No portfolio manager or Investment Personnel may purchase or sell a Security, or its underlying securities, for a personal account in which they have beneficial ownership within 7 calendar days before and after a client account that they manage, advise or execute trades for, or which they have authorization to send, direct, or access trades in that Security.

The blackout period is a total of 15 calendar days, which includes the full 7 calendar days before, after, and including the trade date.

2.    Portfolio Manager Purchasing an Investment for a Client Account that is a Personal Holding

A portfolio manager authorized to trade on a client account who is purchasing or selling a Security for a client account that is also a personal Security holding, must disclose such holding to his or her supervisor upon initial acquisition.

A portfolio manager’s personal Security holdings will have no effect on client account decisions or ability to trade.

G.	Special Rules Applicable to Directors of the Adviser

Any Director of an affiliated adviser is considered an Access Person of that adviser and subject to their Code of Ethics as a matter of presumption.

Any Director of the Adviser who also serves as a Director of an affiliated adviser will be examined with regard to the affiliated adviser for his or her access to the affiliated adviser’s nonpublic information regarding any clients’ purchase or sale of securities; access to nonpublic information regarding the portfolio holdings of any advisory client; involvement in making securities recommendations to clients; or access to such recommendations that are nonpublic as to each adviser of which the Director is a member of the Board. To the extent that such Director does not have such access to the affiliated adviser, that Director may be exempt from pre-clearance of transaction after a full examination and written documentation of the findings.

H.	Real Estate Investments

No Access Person of the Adviser may purchase or sell a real estate investment property without the pre- approval of his or her supervisor and the Compliance Department. Access Persons requesting pre- approval to purchase or sell a real estate investment property must complete an electronic Real Estate Investment Property Approval Request Form within the SunGard PTA system.

Note the following property types are exempt from pre-approval:

•	Single Family Residential property

•	Vacation Residential property

•	Multi-Family Residential Complex property with less than 20 units
(Examples: apartments, condos)

•	Farmland property zoned and operated as agricultural that is not adjacent to properties owned, developed or considered to be developed by Principal Real Estate Investors, LLC.

I.	Loan Activity

No Access Person may engage in the financing a sum of money or act as a guarantor, surety or in similar capacity in a Loan transaction for individuals or entities. Personal loans to family are exempt and do not fall under this prohibited activity.

V.    OUTSIDE BUSINESS ACTIVITIES

Access Persons must not undertake other business activities outside of the Adviser which may cause, or appear to cause, conflicts of interest.

All Access Persons are required to obtain pre-approval from their supervisor and the Compliance Department before engaging in any outside business activity or board/committee membership. In addition, any changes or corrections to previously approved outside business activities must be reported promptly, in writing, to the Compliance Department. Certain activities and/or relationships may be perceived as actual or potential conflicts of interests and may require the Adviser to disclose the existence of such conflicts to its clients and/or regulators. The Compliance Department will review the request and determine whether such an activity or relationship may be perceived as a conflict. Officers must also obtain the approval of the PFG Conflicts Committee. Even if the outside activity is approved, it should not interfere with the responsibilities of your current position or utilize company resources. Also, approval to serve on any board does not imply that you are serving at the direction or request of the Adviser, The Principal or an Affiliate.

Access Persons wishing to request pre-approval for outside business activities must complete an electronic
Outside Business Activities and Officer/Directorship Request Form within the SunGard PTA system.

See APPENDIX A to read the full policy.

VI.    U.S. POLITICAL CONTRIBUTIONS

Applicable to ALL Access Persons* and Covered Associates.

The Adviser is subject to SEC, state and local laws regulating personal political contributions (“political contribution”) that are in place to inhibit “pay-to-play” practices which occur when government officials1 award contracts to individuals and organizations in exchange for political contributions. Pay-to-play rules are designed to restrict personal political contributions to government officials who are in a position to influence the award of advisory business. Consequences to the Adviser for violation of these laws can be severe, such as not receiving compensation for advisory services from a governmental client (current or prospective) for two years.

Pay-to-play rules are complicated and vary from jurisdiction to jurisdiction. Restrictions and reporting requirements of political contributions depend on the facts of a particular situation and respective jurisdiction and/or client.
______________________________________________

[1]	Government official is any individual that is elected, appointed or hired by a governmental or quasi-governmental entity.

Regardless of whether a particular jurisdiction has a pay-to-play law, employees should never provide contributions with the intent to obtain or retain business or to influence any other official action. Rule 206(4)-5 of the Advisers Act and some state and local pay-to-play laws provide that a person cannot make a contribution indirectly that is prohibited if made directly. In other words, employees cannot circumvent pay-to-play laws by directing a family member, friend or anyone else to make a political contribution for them.

*Certain PFG Select Employees are not required to pre-clear under the Adviser’s policy.

A.	Pre-clearance Approval and Certification Requirements

Pre-clearance and quarterly certification is required within the SunGard PTA system.

1.    Pre-clearance

All Access Persons and Covered Associates must obtain pre-clearance approval before making a personal political contribution2 that includes contributions made by you, your spouse and minor children to a:

−    State and local candidate
−    Federal candidate
−    State and local political party committees
−    Political Action Committee (PAC)
(Please note PrinPac payroll deduction contributions do not need to be pre-cleared.
See PAC Section below for details.)
−    Nonprofit organizations under internal revenue code 501(c)(4)3 and 501(c)(6)3

Exempt from Pre-clearance Requirements:
−    National political party committees
−    PrinPac payroll deductions
−    Nonprofit organizations that do not fall under Internal Revenue Code 501(c)(4) and 501(c)(6)

a.    How to Pre-clear

You can submit a pre-clearance request in SunGard PTA by completing the U.S. Political Contribution Pre-clearance Form found under the ‘Disclosure’ tab. Access Persons will be required to provide the following information:
−    Access Person Information
−    Name of Candidate
−    Campaign Office Title
−    Campaign Jurisdiction (State/County/City)
−    Contribution Description
−    Contribution Amount

After receiving approval of your pre-clearance request thru SunGard PTA, you may proceed with your political contribution.

b.    Review of Pre-clearance

Compliance will review all pre-clearance requests submitted, subject to the following:

−    SEC Pay-to-Play De Minimis Contribution Exception for Covered Associates: $150 or less per election per candidate
−    State and Local Municipality Pay-to-Play Rules
−    Current governmental client restrictions and/or reporting requirements
______________________________________________

[2]
A contribution is anything of value given to influence an election; most commonly, contributions include deposit of money, gift, subscription, loan, advance or any payments for debts incurred in such an election.

3 These nonprofit organizations are tax-exempt in the United States under the Internal Revenue Code. 501(c)(4) organization types typically include Civic Leagues, Social Welfare Organizations, and Local Associations of Employees. 501(c)(6) organization types typically include Business Leagues, Chambers of Commerce, Real Estate Boards, etc.

2.    Certification Acknowledgement

All Access Persons and Covered Associates will also be required to complete a Quarterly U.S. Political Contribution Certification acknowledging all personal political contributions have been pre-cleared in accordance with this policy.

B.	Political Action Committee (PAC)

The SEC and some state and local pay-to-play laws view contributions to certain PACs as an indirect way to circumvent the pay-to-play laws. Therefore, all employees are required to pre-clear contributions to PACs, including PrinPac. However, regular payroll deduct contributions to PrinPac do not need to be pre-cleared in SunGard PTA, as Government Relations, which administers PrinPac, maintains records of these contributions. There is no further action required of employees. Compliance will work closely with Government Relations to meet client reporting requests, when applicable. The Principal and the Adviser encourage employees to participate in the political process and support PrinPac.

See APPENDIX B to read the full policy.

VII.    BUSINESS GIFTS AND ENTERTAINMENT

Employees of the Adviser are subject to The Principal’s Travel and Entertainment Policy and the PFG Business Gift and Entertainment Policy, found at http://inside.principal.com/gfr/brc/busprac/statement/gifts.shtm

In addition to the PFG policy, the Adviser’s more restrictive policy covering business gift and entertainment reporting and pre-approval requirements are as outlined below. Access Persons must report and obtain pre- approval through the SunGard PTA system.

A.	Supplemental Policy Concerning Business Gifts and Entertainment

1.	Definitions

a.	“Access Person” has the same meaning as described in the Code of Ethics.

b.	“Employee” means any employee of the Adviser, including Access Persons, Fund Advisory Personnel and Non-Fund Advisory Personnel.

c.	“CCO” means the Chief Compliance Officer of Principal Management Corporation or his/her designee. “Code of Ethics” means the Code of Ethics of Principal Management Corporation

d.	“Fund Advisory Personnel” include investment professionals, research analysts, portfolio managers, traders, and supervisors who are involved in providing services to Mutual Funds.

e.	“Mutual Funds” refers to U.S. Registered Investment Companies.

f.	“Non-Fund Advisory Personnel” means employees who are not Fund Advisory Personnel and or who do not provide services to Mutual Funds.

g.	“Policy” refers to the PFG Travel and Entertainment Policy and the PFG Business Gift and Entertainment Policy, as applicable.

2.	Receipt of Gifts or Entertainment by Fund Advisory Personnel

a.
Fund Advisory Personnel may not accept any gifts, meals, entertainment or compensation from anyone or from any source (including, without limitation, broker-dealers and registered representatives of broker-dealers) unless pre-cleared by the CCO or his or her designee.

b.
Research events and/or Conferences that are open to the public or large groups of investors do not require pre-approval or reporting. Incidental food and beverage during these settings are permitted so long as they are available to the entire group. The Adviser is responsible for paying any additional expenses.

c.	Fund Advisory Personnel must report nominal value and logo gifts received.

d.	This general prohibition is designed to be broad in scope and is intended to cover any form of gift, entertainment or compensation prohibited by Section 17(e)(1) of the Investment Company Act of 1940.

3.    Receipt of Gifts or Entertainment by Non-Fund Advisory Personnel

a.
Non-Fund Advisory Personnel may accept gifts valued up to $100, (per Non-Fund Advisory Personnel per year aggregated) without seeking pre-approval. Pre-approval of any gift received by the Non-Fund Advisory Personnel exceeding $100 (by itself or, in aggregate per year) is required.

b.
Non-Fund Advisory Personnel may accept entertainment valued up to $300 (per person per day aggregated) without seeking pre-approval. Pre-approval of any entertainment received by the Non-Fund Advisory Personnel exceeding $300 (by itself or, in aggregate per day per person) is required.

c.	Non-Fund Advisory Personnel are not required to report nominal value and logo gifts.

B.	Compliance with the Policy

Employees must comply with the Policy as described above, plus any additional standards applicable to his or her position.

1.	For example:

a.	Investment Advisers Act of 1940, FINRA rules and the CFA Institute Code, among others, may apply, as well as the Policy.

b.
Employees who are registered representatives with Principal Funds Distributor, Inc., Princor Financial Services Corporation or other affiliated broker-dealers are subject to applicable broker-dealer policies.

2.	You are expected to know and follow all applicable standards, such as any special dollar limits, recordkeeping and reporting requirements.

3.	If there are different limits between policies, the stricter standard applies.

4.	Your supervisor would be your first point of contact prior to submitting a pre-approval request to the CCO.

C.	Reporting and Pre-Approval Procedures

Access Persons, Fund Advisory Personnel, Non-Fund Advisory Personnel and Employees who are required to report or obtain pre-approval can complete an electronic Business Gift and Entertainment Form within the SunGard PTA system. If the business gift or entertainment is under the pre-approval requirement limit, the form will be reported; however, there will be no approval/denial analysis. Business gifts and entertainment request forms over the pre-approval requirement limit will be queued for an approval or denial decision.

•BUSINESS GIFTS
Per Business Associate per calendar year aggregated.
All business gifts are required to be reported in the SunGard PTA system.
-->    REPORTABLE: ALL business gifts given or received valued at $0-100.
-->    PRE-APPROVAL REQUIRED: Business gifts given or received valued over $100.

•BUSINESS ENTERTAINMENT/MEALS
Per Business Associate per day aggregated.
All business entertainment, including meals, is required to be reported in the SunGard PTA system unless paid for with a corporate credit card and captured within the PFG Expense System

-->	REPORTABLE: All business entertainment as a guest must be reported in SunGard PTA.

-->	REPORTABLE: All business entertainment as a host which is not paid for with a corporate credit card must be reported in SunGard PTA. PFG Expense system must include an accurate attendee list.

-->	PRE-APPROVAL REQUIRED: Business entertainment as host or guest valued greater than $300.

•FUND ADVISORY PERSONNEL

-->
PRE-APPROVAL REQUIRED: Fund Advisory Personnel may not accept any gifts, meals, entertainment or compensation from anyone or from any source (including, without limitation, broker-dealers and registered representatives of broker-dealers) unless pre-approved by the CCO.

-->	REPORTABLE: Fund Advisory Personnel must report nominal value and logo gifts received.

D.	Exceptions

The CCO, in his or her sole discretion, may, on a case by case basis, approve exceptions to any prohibited activity described in this Policy, if the CCO determines that, under the facts and circumstances, the proposed activity is consistent with applicable laws, rules and regulatory interpretations, this Code of Ethics and the Adviser’s ethical standards.

VIII.    BRIBERY AND CORRUPTION POLICY

Employees of the Adviser are subject to the PFG Bribery and Corruption Policy within the Corporate Code of Business Conduct & Ethics compliance program, found at http://inside.principal.com/gfr/brc/toolkit/briberycorruptionpolicy.pdf

The Adviser will not seek to influence others, either directly or indirectly, by paying or receiving bribes or kickbacks, or by any other means that is unethical or that will harm our reputation for honesty and integrity.
Such behavior is unacceptable in all locations in which we conduct business, whether we are dealing with public officials, other corporations, or private individuals.

These practices are not only against our company values; they are illegal and can expose both the employee and company to fines and other penalties, including imprisonment.

The Adviser will not tolerate employees or representatives who achieve results at the cost of violating the law or acting dishonestly. Employees and representatives of the Adviser are expected to decline any opportunity which would place our ethical principles and reputation at risk. If you have any questions concerning The Principal’s Bribery and Corruption Policy, please contact the Compliance Department.

IX.    REPORTING REQUIREMENTS

A.	Initial and Annual Certification of Compliance

The Chief Compliance Officer of the Adviser (or his/her designee) will ensure that each Access Person receives a copy of this Code, any material amendment thereto and an acknowledgement of receipt to be returned to the Compliance Department. The Code is also available to all Access Persons from the Compliance Department upon request.

PMC has adopted an Insider Trading Policy (“Policy”) which is included as Appendix C of this Code, and to which Access Persons are also subject. All Access Persons will be required initially upon their appointment as an Access Person, when a material amendment is made to the Code, and annually thereafter, to acknowledge and certify that they have read and understand the Code and t Policy and its applicability to them, that they have complied with the requirements of the Code and Policy, and that they have disclosed or reported all personal Securities transactions and/or Covered Accounts as required by the Code.

B.	Initial Holdings and Broker Account Reporting

All Access Persons must, within 10 calendar days of the date of their hire or appointment as an Access Person, furnish the Compliance Department an Initial Holdings Report current as of a date no more than 45-calendar days prior to the date the person becomes an Access Person containing the following information:

(i)
the name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared;

(ii)
the name and address of the broker, dealer, bank or firm at which the Access Person maintains any Covered Account during the period covered in which securities were held for the direct or indirect benefit of the Access Person;

(iii)	the account number of any account described above; and

(iv)	the date the report was prepared.

C.	Quarterly Transactions Reporting

Access Persons will file a report with the Compliance Department listing all of their personal Securities transactions (except Exempted Transactions) during the previous calendar quarter in any Security (except Exempted Securities) in which such person has acquired any direct or indirect Beneficial Ownership.

The report contains the following information:

•	The date of the transaction(s), the title, exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Security involved;

•	The nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer, or bank with or through which the transaction was effected; and

•	The date the report is submitted by the Access Person.

Access Persons will be required on a quarterly basis within 30 calendar days of the request to certify that their transactions are complete and accurate in the SunGard PTA system.

D.	Annual Holdings and Broker Account Reporting

Access Persons must submit an Annual Holdings Report to the Compliance Department using a statement or report that is dated no more than 45 calendar days prior to the date the report is submitted, containing the following information:

(i)
the name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Security (except Exempted Securities) in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared;

(ii)
the name and address of the broker, dealer, bank or firm at which the Access Person maintained any Covered Account during the period covered in which Securities were held for the direct or indirect benefit of the Access Person;

(iii)	the account number of any account described above; and

(iv)	the date the report was prepared.

Access Persons will be required on an annual basis within 30 calendar days of the request to certify that their holdings are complete and accurate in the SunGard PTA system.

X.    ADMINISTRATION AND SANCTIONS

The Chief Compliance Officer of the Adviser (or his/her designee) will have the authority to interpret the Code and grant exceptions to the Code when appropriate, such as a hardship or exigent circumstances that warrant an exception. However, exceptions will be granted only on a rare occasion. When exceptions are granted the Chief Compliance Officer of the Adviser (or his/her designee) will make a record and explain in writing the reasons and parameters of such exceptions.

The Chief Compliance Officer of the Adviser (or his/her designee) will maintain a system for the regular review of all reports of personal securities transactions and holdings filed under this Code.

Upon discovering a violation of this Code, the Chief Compliance Officer (or his/her designee) of the Adviser will work with the Access Person’s supervisor to impose such sanctions as determined appropriate. Sanctions may include a verbal warning, letter of censure, additional training, or suspension of personal Securities trading privileges, disgorgement of profits to a charitable organization, and other sanctions, up to and including suspension or termination of employment.

No less than annually, with the Compliance Department will prepare a written report to the Board of Directors of the Adviser that, at a minimum, will include:

•	A certification that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

•	Identification of material violations and sanctions imposed in response to those violations during the past year; and

•	A description of issues that arose during the previous year under the Code.

COMPLIANCE CONTACTS

Niki Rathert
515-362-1412
Rathert.Niki@principal.com

Janeen Pearson
515-247-5597
Pearson.Janeen@principal.com

Diane Cortese
515-235-1981
Cortese.Diane@principal.com

Chris Goehring
515-247-7840
Goehring.Christopher@principal.com

Eric Betts
515-246-4932
Betts.Eric@principal.com

Teri Root
Chief Compliance Officer of the Adviser
515-247-5884
Root.Teri@principal.com

APPENDIX A

OUTSIDE BUSINESS ACTIVITIES
AND
SERVICE AS A DIRECTOR OR BOARD MEMBER POLICY

Advisers’ Access Persons are expected to act in the best interests of the firm and refrain from being placed in a position that could result in the appearance of a conflict between your personal interests and the interests of the Principal Financial Group, which includes any subsidiary or affiliate company of the Principal Financial Group (“PFG or The Principal”). Access Persons are to avoid even the appearance that a personal or professional relationship, gift or favor could affect sound business judgment or could reflect poorly on the image of PFG. In addition to the information contained in this policy, each Access Person is also bound by the overall guidelines and policies which include, but are not limited to the PFG Corporate Ethics and Compliance - Conflicts of Interest, PFG Corporate Code of Business Conduct and Ethics, PFG Corporate Intranet page, the Adviser’s Compliance Manual and any internal boutique policies.

Pre-Approval

All Access Persons are required to obtain pre-approval from their manager and the Adviser’s Compliance Department before engaging in any outside business activity or board/committee membership. In addition, any changes or corrections to previously approved outside business activities must be reported promptly, in writing, to the Compliance Department. Certain activities and/or relationships may be perceived as actual or potential conflicts of interests and may require the Advisers to disclose the existence of such conflicts to its clients and/or regulators. Compliance will review the request and determine whether such an activity or relationship may be perceived as a conflict. Officers must also obtain the approval of the PFG Conflicts Committee. Of course, even if the outside activity is approved, it should not interfere with the responsibilities of your current position or utilize company resources. Also, approval to serve on any board does not imply that you are serving at the direction or request of the Advisers, The Principal or an Affiliate.

Conflicts

Although it is impossible to anticipate all of the circumstances and conditions that might involve a conflict of interest, following are some activities that are not allowable, or require careful consideration.

The following activities involving customers, suppliers, competitors or business associates suggest the appearance of a conflict of interest. The best policy is to avoid any direct or indirect business connection with our customers, suppliers, competitors, or business associates except on our behalf.

•
No Access Person may borrow money from or act as a guarantor, co-signer, surety or in similar capacity for customers, suppliers, vendors, potential clients, suppliers or vendors, or others in similar situations

•	Accepting outside employment or compensation from an entity other than the Advisers, The Principal or an Affiliate

•	Serving on any board of directors

−	Public

−	Private

−	Non-profit

•	Providing consulting services

•	Owning or holding a material interest in an outside entity

•
Being personally involved in any significant business transaction in which the firm is also involved. Transactions with the firm which involve family members and other close personal relationships can also raise questions.

•
Accepting gifts or favors, beyond modest entertainment and promotional gifts of nominal value, offered because of services performed on behalf of the company, your business position, or a business relationship the firm has or is being proposed with other entities. For more information on this topic, refer to the Gifts and Entertainment topic section.

•	Conducting your own business that competes with the Advisers or The Principal products/services either directly or indirectly is a conflict of interest and is not allowed.

•	Using your Adviser’s, The Principal or Affiliate position, knowledge, or relationships to secure private financial gain or personal advantage is strictly prohibited.

The following activities suggest a conflict of interest:

•	Serving as an expert witness or making public appearances in subject areas of The Principal or Affiliate businesses.

•	Diverting business from the Advisers, The Principal or Affiliates.

•
Accepting compensation, commissions, fees or profit from a source outside the Advisers, The Principal or Affiliates in connection with any transaction, either actual or proposed, with which the Advisers, The Principal or an Affiliate is either directly or indirectly involved.

•	Accepting compensation, commissions, fees or profit from a source outside the Advisers, The Principal or an Affiliate, either actual or proposed.

•	Even without compensation, providing non-public information, such as in an industry advisory board or to family members or other associates is prohibited.

•	Employees using their business relationships or other connections for personal gain.

•	Publishing written materials (such as books and articles).

Other Potential Conflicts

Participation in outside activities involves responsibilities and risks of which you need to be aware. For example, acting as a director of an entity, or fiduciary or trustee for any individual or entity, except for appointments by family members and close, non-business personal friends, can be of concern. In addition to receiving the appropriate pre-approval, caution should be exercised before accepting any such outside role.

Additional questions to consider are:

-->	Is the outside entity a potential customer, service provider, vendor or business associate?

-->
Will the outside role, such as serving on a board, require you to make decisions or vote on products/services that are offered by the Advisors, The Principal or any Affiliate? If so, you must disclose your association with The Principal to the outside entity, ensure that the disclosure is documented and not participate in discussions or vote on matters involving the Advisers, The Principal or Affiliate products and services.

Pre-Approval Process for Disclosure

Access Persons are required to complete the Outside Business Activities and Officer/Directorship Form within SunGard PTA by clicking on “Submit Disclosure” under the “Attestations” tab for each activity they wish disclose and receive pre-approval to participate.

APPENDIX B

U.S. POLITICAL CONTRIBUTION POLICY

The Adviser is subject to SEC, state and local laws regulating personal political contributions (“political contribution”) that are in place to inhibit “pay-to-play” practices which occur when government officials1 award contracts to individuals and organizations in exchange for political contributions. Pay-to-play rules are designed to restrict personal political campaign contributions to government officials who are in a position to influence the award of advisory business. Consequences to the Adviser for violation of these laws can be severe, such as not receiving compensation for advisory services from a governmental client (current or prospective) for two years.

Pay-to-play rules are complicated and vary from jurisdiction to jurisdiction. Restrictions and reporting requirements of political contributions depend on the facts of a particular situation and respective jurisdiction and/or client.

Rule 206(4)-5 of the Advisers Act contains several prohibitions and the Adviser would like to highlight the following notable provisions:

•Two year “Time-Out” of Adviser Compensation
Advisers cannot be compensated for advisory services provided to a governmental client (current or prospective) following a prohibited political contribution to a governmental official or candidate.

•Two year “Look-back” Period for Covered Associates
Advisers must look-back in time to determine whether a Covered Associate has made a triggering prohibited political contribution within the previous two years for Covered Associates who solicit clients, and six months for new Covered Associates who do not solicit clients.

•Ban on “Bundling”
Advisers and Covered Associates are prohibited from bundling - i.e. soliciting from a person or PAC contributions to officials of governmental entities to which the Adviser seeks to provide investment advisory services.

•Ban on Third-Party Solicitors
Advisers are prohibited from using third-party placement agents and solicitors who are not themselves “regulated persons” subject to pay-to-play restrictions on political contributions.

Regardless of whether a particular jurisdiction has a pay-to-play law, employees should never provide contributions with the intent to obtain or retain business or to influence any other official action. Rule 206(4)-5 of the Advisers Act and some state and local pay-to-play laws outline a person cannot make a contribution indirectly that is prohibited if made directly. In other words, employees cannot circumvent pay-to-play laws by directing a family member, friend or anyone else to make a political contribution for them.

_______________________________
1    Government official is any individual that is elected, appointed or hired by a governmental or quasi-governmental entity.

A.	U.S. Political Contributions

1.     Covered Associates per SEC Pay-to-Play

The SEC pay-to-play contribution restrictions specifically apply to employees of an investment adviser that are deemed to be a Covered Associate. Covered Associate is defined as executive officers and employees who solicit2 government entities for the investment adviser, along with those who directly or indirectly supervise such employees.

Covered Associates will be notified by Compliance of their status as a Covered Associate. Compliance will maintain a list of the Covered Associates as required, coordinate with HR to have Covered Associate job codes identified and future applicants (external and internal) will be vetted during the hiring process.

It is important to note the two year look-back period is effective September 13, 2011 going forward. The Advisers must look-back in time to determine whether a Covered Associate has made a triggering prohibited contribution within the previous two years for new Covered Associates who solicit clients, and six months for new Covered Associates who do not solicit clients. This provision applies to all current employees who are promoted or transferred to a Covered Associate position and external job applicants hired into Covered Associate position.

Non-Covered Associates political contributions do not fall under the SEC pay-to-play restrictions, however they may be subject to state and local pay-to-play laws and client disclosure requirements.

Check Writing Guidance: It is advised if you maintain a joint checking account, to request your name be crossed-out on any political contribution check issued that is not from you. By crossing- out your name on the check, it will document the political contribution is from the non-PGI employee on the joint checking account.

2.    Pre-clearance Approval and Certification Requirements

Pre-clearance and quarterly certification is required within the SunGard PTA system.

a.	Pre-clearance

All U.S. and Global Access Persons* and identified the Adviser’s Covered Associates must obtain pre-clearance approval before making a personal political contribution3 that includes contributions made by you, your spouse and minor children to a:

−	State and local candidate

−	Federal candidate

−	State and local political parties committees

−	Political Action Committee (PAC)
(Please note PrinPac payroll deduction contributions do not need to be pre-cleared.
See PAC section below for details)
−    Nonprofit organizations under internal revenue code 501(c)(4)4 and 501(c)(6)4

Exempt from Pre-clearance Requirements:

−	National political party committees

−	PrinPac payroll deductions

−	Nonprofit organizations that do not fall under internal revenue code 501(c)(4) and 501(c)(6)
____________________

[2]
Solicit means with respect to investment advisory services, to communicate, directly or indirectly, for the purposes of obtaining or retaining a client for, or referring a client to, an investment adviser.

[3]
A contribution is anything of value given to influence an election; most commonly, contributions include deposit of money, gift, subscription, loan, advance or any payments for debts incurred in such an election.

[4]
These nonprofit organizations are tax-exempt in the United States under the Internal Revenue Code. 501(c)(4) organization types typically include Civic Leagues, Social Welfare Organizations, and Local Associations of Employees. 501(c)(6) organization types typically include Business Leagues, Chambers of Commerce, Real Estate Boards, etc.

*	Certain PFG Select Employees are not required to pre-clear under the Advisers policy.

b.	How to Pre-clear

U.S. and Global Access Persons and the Adviser’s Covered Associates can submit a pre- clearance request in SunGard PTA by completing the U.S. Political Contribution Pre-clearance Form found under the ‘Disclosure’ tab. Access Persons will be required to provide the following information:

•Access Person Information
•Name of Candidate
•Campaign Office Title
•Campaign Jurisdiction (State/County/City)
•Contribution Description
•Contribution Amount

Upon receiving approval of your pre-clearance request thru SunGard PTA, you may proceed with your political contribution.

c.	Review of Pre-clearance

Compliance will review all pre-clearance requests submitted subject to the following:

•	SEC Pay-to-Play De Minimis Contribution Exception for Covered Associates: $150 or less per election per candidate

•	State and Local Municipality Pay-to-Play Rules

•	Current governmental client restrictions and/or reporting requirements

d.	Certification Acknowledgement

All U.S. and Global Access Persons will also be required to complete a Quarterly U.S. Political Contribution Certification acknowledging all personal political campaign contributions have been pre-cleared in accordance with this policy.

B.	Political Action Committee (PAC)

The SEC and some state and local pay-to-play laws view contributions to certain PACs as an indirect way to circumvent the pay-to-play laws. Therefore, all employees are required to pre-clear contributions to PACs, including PrinPac. However, regular payroll deduct contributions to PrinPac do not need to be pre-cleared in SunGard PTA, as Government Relations which administers PrinPac maintains records of these contributions. There is no further action required of employees. Compliance will work closely with Government Relations to meet client reporting requests, when applicable. The Principal and the Adviser encourage employees to participate in the political process and support PrinPac.

C.    Third-Party Placement Agents and Solicitors

An investment adviser and its Covered Associates are prohibited from paying a third-party solicitor or placement agent to solicit business for the investment adviser from any government entity unless such third-party solicitor or placement agent is a SEC registered investment adviser or a registered broker- dealer subject to pay-to-play restrictions. Third-party placement agents and solicitors must be pre- approved by Compliance prior to entering into an agreement.

D.	Government Client List Record Keeping

The Adviser is required to record keep all governmental entity clients as part of the books and records requirements of the SEC Pay-to-Play Rule. Below are the various government entities that must be identified and record keep. Please notify the Compliance Department should you be involved in solicitation of a government entity that may not be readily identified within our contact management system or RFP processing.

(1)	An adviser must make and keep a list of all the government entities to which the adviser has provided advisory services in the past five years effective September 13, 2011;

(2)
Each government entity that invests in a Covered Investment Pool where the account of such government entity can reasonably be identified as being held in the name of, or for the benefit of, such government entity on the records of the Covered Investment Pool or its transfer agent;

(3)
Each government entity whose account was identified as that of a government entity - at or around the time of the initial investment - to the adviser or one of its client servicing employees, regulated person, or covered associates;

(4)	Each government entity that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such 529 Plan; and

(5)
Each government entity that has been solicited to invest in a Covered Investment Pool either (i) by a covered associate or regulated person of the adviser; or (ii) by an intermediary or affiliate of the Covered Investment Pool if a covered associate, regulated person, or client servicing employee of the adviser participated in or was involved in such solicitation, regardless of which such government entity invested in the Covered Investment Pool.

-->	The Adviser’s staff must notify the Compliance Department should you be involved and/or participating in meetings with PMC/RIS for their fund/pension sales with government entities.

In addition to the Adviser’s Political Campaign Contribution policy provided above, all employees are also subject to the PFG Political Activity and Government Relations Policy which can be found on Inside The Principal. Employees maintaining dual roles with other PFG business units will need to follow the employee’s primary business unit Political Contributions policy and procedures. Dual reporting will not be required.

Appendix C - Insider Trading Policy and Procedures

POLICY AND PROCEDURES OF PRINCIPAL MANAGEMENT CORPORATION
DESIGNED TO DETECT AND PREVENT INSIDER TRADING
("POLICY AND PROCEDURES")

(Effective January 1, 2016)

SECTION I. POLICY STATEMENT ON INSIDER TRADING

A.    Policy Statement on Insider Trading

Principal Management Corporation ("PMC") forbids any officer, director or employee from (1) trading, either personally or for others (including any of the mutual funds managed by PMC) while in possession of material nonpublic information or (2) communicating material nonpublic information to others in violation of the law. Conduct of this kind is referred to as "insider trading." PMC's policy statement (the " Policy") applies to every (1) officer, (2) director and (3) employee of Principal who acts on behalf of PMC (hereafter "employees"). The Policy extends to activities of PMC's officers, directors and employees both within and outside their duties for PMC. Every officer, director and employee must read and retain the Policy. Any questions regarding the Policy and Procedures should be referred to Teri Root at extension 75884.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to trading in securities while in possession of material, nonpublic information (whether or not one is an "insider") or to communicating material, nonpublic information to others.

While the laws concerning insider trading are not static, it is generally understood that the laws prohibit:

1)	trading by an insider, while in possession of material nonpublic information;

2)
trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

3)	communicating material nonpublic information to others.

As you can see, the term "insider trading" is a misnomer. It suggests that only insiders can violate laws against insider trading. This is not correct. Anyone trading while in possession of material, nonpublic information, whether or not an "insider" in the traditional sense, can violate laws against insider trading.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. Because violations of insider trading laws can result in imposition of penalties not only on the violator but the violator's employer as well, it is important that directors, officers and employees of PMC become familiar enough with the issues to be able to identify potential insider trading problems. If, after reviewing the Policy and Procedures, you have any questions you should consult Teri Root.

1.    Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank or insurance company lending officers, and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.    What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal ("WSJ") reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the WSJ and whether those reports would be favorable or not.

3.    What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, WSJ or other publications of general circulation would be considered public.

4.    Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
1. Civil injunctions
2. Treble damages
3. Disgorgement of profits
4. Jail sentences

In addition, any violation of the Policy and Procedures could result in serious sanctions by PMC, including dismissal.

SECTION II. PROCEDURES TO IMPLEMENT PMC'S POLICY

PMC has established the following procedures to aid its officers, directors and employees in avoiding insider trading, and to aid PMC in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee must follow these procedures or risk serious sanctions which, in serious situations, could include dismissal, substantial personal liability and criminal penalties. If you have any questions about the Policy and Procedures you should consult Teri Root.

A.	Identifying Inside Information

Before trading for yourself or others (including any mutual fund managed by PMC) in any security of a company about which you may have inside information, ask yourself the following questions:

i.
Is the information in my possession material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? If you are in doubt, assume the information is material.

ii.
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, WSJ or other publications of general circulation? Has the information been published in a widely circulated research report?

If, after consideration of the above, you believe that the information in your possession is material and nonpublic, or if you have any questions as to whether the information is material and nonpublic, you should take the following steps:

i.	Report the matter immediately to Teri Root.

ii.	Do not purchase or sell the securities on behalf of yourself or others, including any mutual fund managed by PMC.

iii.
Do not communicate the information inside or outside PMC, other than to the officer mentioned in (i), above. If the information you have is in written form, the officer who reviews the information with you may instruct you to keep the information with your personal files at your desk.

iv.	After the officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.	Officers and Directors of PMC and Any Others Who, in the Course of Their Duties with PMC, Come into the Possession of Material, Nonpublic Information.

Although the officers and directors of PMC ordinarily do not, in the course of their duties, come into the possession of material, nonpublic information, they have the authority to obtain that information. In addition, other personnel who perform tasks on behalf of PMC may come into the possession of material, nonpublic information, either purposely or inadvertently.

Therefore, any individual, no matter what position or office that person holds with PMC, must:

(1)	Guard against communicating material, nonpublic information to anyone who does not need to know it.

(2)	Ensure, before trading personally or for others, that any information in his/her possession is not material and nonpublic.

C.    Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph I, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, the matter must be discussed with the officer identified in II., above before you trade or, in the circumstances described in the paragraph above, before you communicate the information to anyone.

SECTION III. SUPERVISORY PROCEDURES

Supervisory procedures are critical to the implementation and maintenance of the Policy and Procedures. Supervisory procedures can be divided into two classes - those designed to detect insider trading and those designed to prevent insider trading.

A.    Prevention of Insider Trading

To prevent insider trading, PMC shall:

i.	provide an education program to familiarize new officers, directors and employees with PMC's policy and procedures;

ii.	answer questions regarding PMC's policy and procedures;

iii.	resolve issues of whether information received by an officer, director or employee of PMC is material and nonpublic;

iv.	designate an individual to review on a regular basis and update as necessary, its policy and procedures designed to prevent and detect insider trading; and

v.	when it has been determined that an officer, director or employee of PMC has material nonpublic information;

1.	implement measures to prevent dissemination of such information; and

2.	if necessary, restrict officers, directors and employees from trading the securities.

B.    Detection of Insider Trading

To detect insider trading, persons operating under the direction of PMC officers and directors shall:

i.	review the trading activity reports filed by each officer, director and employee pursuant to Investment Company Act of 1940 Rule 17j -1;

ii.	review the trading activity of the mutual funds managed by PMC; and

iii.	coordinate the review of such reports with other appropriate officers, directors or employees of PMC.

C.	Special Reports to Management

Promptly, upon learning of a potential violation of the Policy and Procedures, an officer or an individual operating under an officer's direction shall prepare a written report to management providing full details and recommendations for further action.